As filed with the Securities and Exchange Commission on August 4, 2010

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KFORCE INC.

(Exact name of registrant as specified in its charter)

FLORIDA	59-3264661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 EAST PALM AVENUE, TAMPA, FLORIDA	33605
(Address of Principal Executive Offices)	(Zip Code)

KFORCE INC. 2009 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

JOSEPH J. LIBERATORE

Executive Vice President, Chief Financial Officer

KFORCE INC.

1001 East Palm Avenue, Tampa, Florida 33605

(Name and address of agent for service)

(813) 552-5000

(Telephone number, including area code, of agent for service)

Copies of all communications to:

ROBERT J. GRAMMIG, ESQ.

HOLLAND & KNIGHT LLP

100 North Tampa Street, Suite 4100

Tampa, Florida 33602

(813) 227-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock Par Value—$0.01	3,000,000	$13.90	$41,700,000	$2,973.21

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Kforce Inc. 2009 Employee Stock Purchase Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low prices reported for the registrant’s common stock traded on The NASDAQ Global Select Market on August 2, 2010.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement, and later information that we file with the SEC will automatically update and supersede this information. The documents incorporated by reference are:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 5, 2010 including portions of our Definitive Proxy Statement for the 2010 Annual Meeting of Shareholders to the extent specifically incorporated by reference into the Form 10-K;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 filed with the SEC on May 5, 2010 and June 30, 2010 filed with the SEC on August 4, 2010;

•

The description of our Common Stock contained in our registration statement on Form S-3 filed with the SEC on March 18, 2009, including any future amendment or report filed for the purpose of updated such description;

•

All documents filed by Kforce (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is a Florida corporation. The Florida Business Corporation Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceedings, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the FBCA provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of the action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Article V of our bylaws provides that we shall indemnify any director, officer, employee or agent or any former director, officer, employee or agent, and advance his or her related expenses, to the fullest extent permitted by Florida law. The Registrant has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

We have entered into separate employment agreements with certain of our officers. These agreements require us to, among other things, indemnify our “officers” (for the purposes of this paragraph, “officers is defined in Rule 405 under the Securities Act of 1933) against certain liabilities that may arise by reason of their status or service as officers (other than liabilities arising from an officer’s violation of the Exchange Act, the officer’s violation of criminal law, a transaction from which an officer receives an improper personal benefit, an officer’s violation of Section 607.0834 of the FCBA, or an officer’s willful misconduct or a conscious disregard for our best interests). Furthermore, we have no indemnification obligation to an officer under his or her employment agreements for any loss suffered if the officer voluntarily pays, settles, compromises, confesses judgment for, or admits liability with respect to any matter without our approval. An officer’s failure to timely notify us of a claim or action will relieve us from any indemnification obligation under the officer’s employment agreement.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Exhibit Index.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on August 4, 2010.

KFORCE INC.

Date: August 4, 2010	By:	/s/ DAVID L. DUNKEL
David L. Dunkel
Chairman of the Board, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Dunkel, Joseph J. Liberatore and William L. Sanders, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: August 4, 2010	By:	/s/ DAVID L. DUNKEL
David L. Dunkel
Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

Date: August 4, 2010	By:	/s/ JOSEPH J. LIBERATORE
Joseph J. Liberatore
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: August 4, 2010	By:	/s/ JEFFREY B. HACKMAN
Jeffrey B. Hackman
Vice President and Chief Accounting Officer (Principal Accounting Officer)

Date: August 4, 2010	By:	/s/ JOHN N. ALLRED
John N. Allred
Director

Date: August 4, 2010	By:	/s/ W.R. CAREY, JR.
W.R. Carey, Jr.
Director

Date: August 4, 2010	By:	/s/ RICHARD M. COCCHIARO
Richard M. Cocchiaro
Vice Chairman and Director

Date: August 4, 2010	By:	/s/ MARK F. FURLONG
Mark F. Furlong
Director

Date: August 4, 2010	By:	/s/ PATRICK D. MONEYMAKER
Patrick D. Moneymaker
Director

Date: August 4, 2010	By:	/s/ ELAINE D. ROSEN
Elaine D. Rosen
Director

Date: August 4, 2010	By:	/s/ A. GORDON TUNSTALL
A. Gordon Tunstall
Director

Date: August 4, 2010	By:	/s/ RALPH E. STRUZZIERO
Ralph E. Struzziero
Director

Date: August 4, 2010	By:	/s/ HOWARD W. SUTTER
Howard W. Sutter
Vice Chairman and Director

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Holland & Knight LLP.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (contained on the signature page).

99.1	Kforce Inc. 2009 Employee Stock Purchase Plan.